Exhibit 21.1

                      NANOBAC PHARMACEUTICALS, INCORPORATED

                              LIST OF SUBSIDIARIES

The subsidiaries of the Registrant are as follows:


Nanobac Pharmaceuticals, Incorporated                 Organized in U.S.
Nanobac Sciences, LLC                                 Organized in U.S.
NanobacLabs Research Institute, LLC                   Organized in U.S.
Nanobac OY                                            Organized in Finland